EXHIBIT 10.2
AMENDMENT TO EMPLOYMENT AGREEMENT
Of STEVE H. KANZER
     This amendment (the “Amendment”) made as of January 6, 2009 to the Amended and Restated Employment Agreement (the “Employment Agreement”) by and between Adeona Pharmaceuticals, Inc. (the “Corporation”) and Steve H. Kanzer (“Employee”):
Employee agrees to forego Employee’s calendar year 2008 guaranteed bonus in the amount of $100,000 otherwise due January 1, 2009.

Employee agrees to an extension of the term of employment agreement for a period of one (1) year until January 9, 2010 with an annual salary of one dollar ($1.00) per annum, no guaranteed bonus for calendar year 2009, no severance in the event of termination no additional stock options.
Employee shall be entitled to participate in the Corporation’s medical health coverage plan and/or COBRA coverage plan at Employee’s own expense.
Agreed and Accepted:

ADEONA PHARAMCEUTICALS, INC.

By: Its:

Steve H. Kanzer